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                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made as of October, 30, 1995, to amend and restate in entirety the Employment Agreement dated as of the 3rd day of December, 1992 by and between PRATT & LAMBERT UNITED, INC. with offices at 75 Tonawanda Street, Buffalo, New York 14207 (the "Company") and James R. Boldt who resides at 142 Audubon Drive, Snyder, New York 14226 ("Employee").

                              W I T N E S S E T H:

         WHEREAS, the Employee has been and is presently in the employ of the Company and is presently serving as Corporate Vice President - Finance and Secretary of the Company; and

         WHEREAS, Employee possesses an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods and personnel; and

         WHEREAS, the Company wishes to secure the continued services and employment of the Employee and the Employee wishes to continue in the employment of the Company, upon the terms and conditions hereinafter set forth;

         WHEREAS, the Company and the Employee entered into an Employment Agreement dated as of the 3rd day of December, 1992;

         NOW, THEREFORE, in consideration of the foregoing premises and of the promises exchanged herein, the parties agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to employ Employee as Corporate Vice President - Finance and Secretary and Employee agrees to accept that employment.

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Employee shall have such duties as may be assigned to him from time to time by the appropriate senior executive officer of officers of the Company, provided that such duties are generally consistent with his position as Corporate
Vice President - Finance and Secretary.

         2. COMPENSATION. The Company will pay Employee the salary and bonus and provide the benefits set forth in Exhibit A to this Agreement.

         3. TERM. This Agreement shall have a continuous term until terminated as provided in Paragraph 4.

         4.   TERMINATION.

              (a) This Agreement will terminate upon Employee's death or retirement.

              (b) The Company may terminate this Agreement upon at least thirty
(30) days' prior written notice in the event of Employee's disability. "Disability" will exist if Employee, in the good faith determination of the Board of Directors of the Company ("Board") has been unable to substantially perform his obligations under this Agreement for a period of four (4) consecutive months or for six (6) months in any twelve (12) month period on account of physical or mental incapacity.

              (c) The Company may terminate this Agreement for cause. For purposes of this Agreement, "cause" will be deemed to exist upon: (1) the continued failure by Employee to substantially perform his duties under this Agreement after notice of, and a reasonable opportunity to cure, such failure, other than any such failure resulting from Employee's disability; (2) the engaging by Employee in a course of misconduct which, in the good faith determination of the Board, is materially harmful to the Company after notice of, and

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a reasonable opportunity to cure, such misconduct; or (3) an act of moral turpitude, dishonesty or fraud by or felony conviction of Employee which, in the good faith determination of the Board, would render his continued employment by the Company damaging or detrimental to the Company.

              (d) The Company may terminate this Agreement without cause by notifying Employee in writing of its election to terminate at least thirty (30) days before the effective date of termination. Employee may, on written notice to the Company, accelerate the effective date of termination to any other date of his choosing up to the date of notice of acceleration.

              (e) Employee may terminate this Agreement for good reason. The term "good reason" shall mean (1) the Company's failure to continue to assign duties to the Employee generally consistent with those he has performed for the Company or its predecessors in the past, (2) any substantial diminution in job rights or title, (3) any diminution in salary or fringe benefits, (4) the failure of any successor to the Company to furnish the assurances provided for in Section 7(c), or (5) any attempted involuntary relocation of Employee to an area outside Metropolitan Buffalo, New York. Employee may notify the Company of the existence of good reason and the Company shall have thirty (30) days thereafter to remedy the situation.


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              (f) The Company will pay Employee on the effective date of termination all unpaid compensation accrued at the rate set forth on Exhibit A through the effective date of termination.

              (g) This Agreement may be terminated by mutual agreement between the parties.

              (h) Employee may terminate this Agreement without good reason at any time with sixty (60) days' written notice to the Company, and the Company may accelerate the effective date of termination to any other date up to the date of notice of acceleration.

              (i) Employee may terminate this Agreement if there has occurred a change in "control" of the Company (as defined in Section 5(c)) occuring after October 1, 1995 by giving written notice to the Company within two (2) years after the date of such change in control. This Agreement may be terminated by Employee pursuant to this Section 4(i) even if a notice has previously been given by the Company pursuant to Section 4(b), 4(c) or 4(d).

         5.   SEVERANCE PAYMENTS

              (a) The Company will make the severance payments specified in
Section 5(b) or (c) below if this Agreement is terminated pursuant to Section 4(d) or (e). The Company will make the severance payments specified in
Section 5(f) if this Agreement is terminated pursuant to Section 4(i). The Company will not be obligated for severance payments in any other event.

              (b) As severance payments under this Section 5(b), the Company will pay Employee on the first day of the month following the effective date of termination of this Areement, and on the first day of each of the next succeeding twenty-three (23) months, an amount equal to 1/12th of the sum of the highest total of salary payments made by the Company to Employee in any calendar year and bonus earned by Employee (whether or not deferred) with respect to services rendered to the Company during such calendar year. Each monthly payment will be reduced by an amount equal to any retirement or supplemental retirement payment that is paid by the Company or from a Company-sponsored plan during the month and by an amount

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equal to any disability payments Employee or his spouse receive during the month from the Company or from a Company-sponsored plan; provided, however, that this reduction shall not apply to any retirement, supplemental retirement or disability payments derived from Employee's contributions, or interest thereon, to any Company-sponsored plan. If Employee dies without a spouse or minor children surviving, or if Employee's surviving spouse and minor children die or all of Employee's surviving minor children reach age 18 before all severance payments have been made, the Company's obligations to make any further severance payments under this Section 5(b) will cease.

              (c) If this Agreement is terminated pursuant to Section 4(d) or
(e) after a change in control of the Company has occurred, or if a change in control of the Company occurs while the Company is making severance payments to the Employee pursuant to Section 5(b), Employee may elect to receive the severance payments specified in Section 5(b) (or the remaining balance thereof) in a lump sum. The reductions that would otherwise be applicable to severance payments under the second sentence in paragraph 5(b) shall not apply. This lump sum shall be paid within 30 days after the effective date of termination or, if a change in control occurs after termination, within 30 days after such change in control. For the purposes of this Agreement, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise, except that "control" shall not include power which derives solely from status as a corporate officer or employee. Without limiting the generality of the foregoing, a change in control shall be deemed to have occurred (i) if any person (within the meaning of Section 2(2) of the Securities Act of 1933 or

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Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the then outstanding securities of the Company, (ii) if at any time less than a majority of the Board of Directors of the Company are persons who were directors of the Company twenty-four (24) months before such time or (iii) more than fifty percent (50%) of the assets of the Company are sold other than in the usual course of business.

              (d) Notwithstanding anything else provided in this Agreement to the contrary, the Company will not be obligated to make any monthly severance payments specified in Section 5(b) after that month in which Employee attains age sixty-five (65) or would have attained age sixty-give (65) if he dies before such date.

              (e) Notwithstanding anything else in this Agreement to the contrary, if payments to be made pursuant to this Agreement, together with other amounts due the Employee, constitute an "excess parachute payment" within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended, such payments shall be reduced to the extent necessary so that they do not constitute an "excess parachute payment".

              (f) If this Agreement is terminated pursuant to Section 4(i), Employee shall be paid in a lump sum an amount equal to 2.99 times the sum of the highest total of salary payments made by the Company to the Employee in any calendar year and bonus earned by Employee (whether or not deferred) with respect to services rendered to the Company during such calendar year. The lump sum shall be paid within five (5) days after the effective date of termination.


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         6.   CONFIDENTIALITY AND COVENANT NOT TO COMPETE

              (a) Except as required in the course of his employment, Employee shall not use or disclose to any other person any of the Company's proprietary or confidential information.

         Proprietary or confidential information means information used by the Company and not generally known or used by persons or organizations in the business in which the Company is engaged, including without limitation, information about the Company's products, processes, services, research, suppliers and customers.

              (b) During the term of this Agreement and thereafter for the periods specified as follows, Employee shall not, directly or indirectly, as principal, agent, employer, employee, shareholder (except ownership of less than one percent (1%) of the number of shares outstanding of any securities which are listed for trading on any securities exchange), partner, director or otherwise, engage or be interested in any business engaged in the manufacture or sale of paint, coatings or other products that are or are intended to be marketed in competition with paint, coatings or other products manufactured and sold by the Company or its subsidiaries:

                  (i) One Year - in the event that Employee quits, resigns his position or elects not to renew this Agreement pursuant to Section 4(h).

                  (ii) Six Months - in the event the Company elects to terminate this Agreement for cause pursuant to Section 4(c).

                  (iii) For so long as Employee receives severance payments - in the event that this Agreement is terminated pursuant to Section 4(d).

                  (iv) None - in the event this Agreement expires or is terminated under any circumstances other than those recited in Section 6(b)(i),
(ii) and (iii).

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              (c) Employee agrees that the Company will be entitled to
injunctive relief in the event of Employee's breach of Section 6(a) or 6(b) of this Agreement.

              (d) If any provision of this Agreement is for any reason held to be excessively broad as to any activity or subject, it will be construed, by limiting and reducing it, to be enforceable to the maximum extent compatible with applicable law.

         7.   MISCELLANEOUS

              (a) This Agreement supersedes and extinguishes all prior employment agreements and is the entire agreement between the parties, and any addition, change or modification of this Agreement will be void unless in writing and duly executed by each party hereto. Without limiting the generality of the foregoing, this Agreement amends and restates in entirety, and therefore supersedes, the Employment Agreement by and between Employee and the Company dated December 3, 1992, provided, however, that this Agreement shall not extinguish any rights accrued thereunder.

              (b) Except as provided in Section 6(c), any and all disputes or controversies concerning this Agreement will be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Buffalo, New York. The arbitrator will be authorized to decree and award any and all relief of a legal or equitable nature including, but not limited to, relief in the nature of a temporary restraining order, a temporary or permanent injunction, and money damages, with or without accounting and costs.

              (c) Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company must, within 10 days after Employee's request, furnish its written assurance that it is bound to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.

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              (d) The obligations specified in Sections 5 and 6 and 7(b) will survive termination or expiration of this Agreement.

              (e) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law).

              (f) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

                            If to the Employer, to:

                            Pratt & Lambert United, Inc.
                            75 Tonawanda Street
                            Buffalo, NY  14207
                            Attention:  Chairman of the Board

                            If to the Employee, to:

                            James R. Boldt
                            142 Audubon Drive
                            Snyder, New York  14226

or to such other address as the party to whom notice is to be given may, from time to time, designate in writing delivered in a like manner; provided that notices of changes of address shall be effective only upon receipt thereof. Notice given by mail as set forth above shall be deemed delivered at the time and on the date the same is postmarked.

              (g) The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

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              (h) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


                                        PRATT & LAMBERT, INC.

                                            /s/ JOSEPH J. CASTIGLIA
                                        BY:__________________________

                                        /s/ JAMES R. BOLDT
                                        _____________________________
                                        EMPLOYEE


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                                    EXHIBIT A

Salary           $170,000

Bonus

                 Bonuses for Senior Executive Officers are calculated as a percentage of salary. The same bonus percentage for a year which is applied to other Senior Executive Officers shall be applied to the Employee.

Benefits         Benefits comparable to those provided to other Senior Executive
Officers of the Company from time to time shall be provided to the Employee.

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